Exhibit 10

To:

Merrill Lynch Far East Limited

55/F, Cheung Kong Center

2 Queen’s Road Central

Central, Hong Kong

Merrill Lynch (Asia Pacific) Limited

55/F, Cheung Kong Center

2 Queen’s Road Central

Central, Hong Kong

UBS Securities Hong Kong Limited

52/F, Two International Finance Centre

8 Finance Street, Central

Hong Kong

UBS AG Hong Kong Branch

52/F, Two International Finance Centre

8 Finance Street, Central

Hong Kong

CLSA Capital Markets Limited

18/F, One Pacific Place

88 Queensway

Hong Kong

CLSA Limited

18/F, One Pacific Place

88 Queensway

Hong Kong

BOCI Asia Limited

26/F, Bank of China Tower

1 Garden Road, Central

Hong Kong

CCB International Capital Limited

12/F, CCB Tower

3 Connaught Road Central

Central, Hong Kong

China Renaissance Securities (Hong Kong) Limited

Units 8107-08, Level 8

International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Jefferies Hong Kong Limited

Suite 2201 22/F, Cheung Kong Center

2 Queen's Road Central

Hong Kong

(together the "Joint Sponsors" and the "Joint Global Coordinators" for themselves and on behalf of the Underwriters)

Date: June 4, 2020

Dear Sirs,

Reference is made to the International Underwriting Agreement to be dated on or around June 11, 2020 (the "International Underwriting Agreement") among, inter alia, JD.com, Inc. (the "Company"), the Joint Sponsors and the Joint Global Coordinators in relation to the International Offering of the Offer Shares of the Company.

Capitalized terms used and not otherwise defined herein shall have the same meanings given to them in the propsectus of the Company dated June 8, 2020.

1. As an inducement to the Joint Global Coordinators and the International Underwriters to enter into the International Underwriting Agreement, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, we, the undersigned, hereby agrees that, subject to certain exceptions, during the period commencing on the Price Determination Date and ending on, and including, the date that is 90 days after the Price Determination Date (the “Tencent Lock-Up Period”), we will not, without the prior written consent of the Joint Sponsors on behalf of the Underwriters, directly or indirectly:

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any Shares or ADSs, or any securities convertible into or exchangeable or exercisable for any Shares or ADSs, owned as at the Price Determination Date directly by it (including holding as custodian) or with respect to which it has beneficial ownership within the rules and regulations of the SEC (collectively, the “Tencent Lock-Up Securities”),

(ii)  enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Tencent Lock-Up Securities, or

(iii)    publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, provided that it may make announcements with respect to any transfer of, or intention to transfer, the Tencent Lock-Up Securities to an entity that is directly or indirectly wholly-owned by Tencent (a “Shareholder Group Member”) if such transfer is not a disposition for value received from an entity or other person that is not a Shareholder Group Member, provided, however, that the foregoing restrictions shall not apply to:

(a)	any transaction relating only to (i) Shares or ADSs purchased in open market transactions on or after the Price Determination Date or (ii) Shares or ADSs acquired in private transactions on or after the Price Determination Date from third parties to the extent such acquired Shares or ADSs are not subject to any lock-up or similar transfer restrictions;

(b)	any conversion of the Tencent Lock-Up Securities into, or exchange or exercise of the Tencent Lock-Up Securities for, Shares or ADSs by it, provided that the Shares or ADSs received by it upon such conversion, exchange or exercise shall be subject to the terms of the lock-up restriction set forth above;

(c)	the establishment of a trading plan (a “Plan”) pursuant to Rule 10b5-1 under the U.S. Exchange Act for the transfer of the Tencent Lock-Up Securities, provided that such Plan does not provide for the transfer of any Tencent Lock-Up Securities during the Tencent Lock-Up Period;

(d)	any transfer of the Tencent Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving all holders of the Shares or ADSs in connection with a change of control of the Company; provided, that in the event the tender offer, merger, consolidation or other such transaction is not completed, the Tencent’s Lock-Up Securities shall remain subject to the restrictions set forth above;

(e)	any transfer of the Tencent Lock-Up Securities as a bona fide gift or gifts or through will or intestacy, or to a charitable organization or a trust or an entity beneficially owned and controlled by it, provided in each case that any such transfer shall not involve a disposition for value;

(f)	any transfer of the Tencent Lock-Up Securities to a Shareholder Group Member, provided that any such transfer shall not involve a disposition for value received from an entity or other person that is not a Shareholder Group Member;

(g)	the maintenance of existing, or the grant of additional, pledges of the Tencent Lock-Up Securities to one or more lenders for the purpose of securing loans (“Loans”) to Tencent or a Shareholder Group Member provided under facilities outstanding as of the date of the Hong Kong Underwriting Agreement (as such may be amended, refinanced or modified from time to time, provided that the total size of such facility is not increased), or any sale, disposition or transfer of Tencent’s or such Shareholder Group Member’s pledged Tencent Lock-Up Securities in connection with any enforcement action or foreclosure or exercise of other rights by such lenders under any provision in such Loan documentation, including any foreclosure sale, disposition or transfer directed by a security agent under such Loans;

(h)	for the purpose of facilitating the settlement of over-allocations in connection with the Global Offering, any transfer of the Tencent Lock-Up Securities pursuant to the stock borrowing agreement, which is expected to be entered into between the stabilizing manager of the Global Offering and Huang River Investment Limited, to cover any over-allocations in the International Offering, if any;

(i)	with respect to Tencent Lock-Up Securities that are subject to an existing pledge (which for the avoidance of doubt includes a pledge in the form of a share mortgage), the grant of a right of rehypothecation, right of use or similar right (encompassing the right to loan, sell or re-pledge such Tencent Lock-Up Securities), and the exercise of any such right of rehypothecation, right of use or similar right; or

(j)	the use of Tencent Lock-Up Securities beneficially owned by us as security (including a charge or a pledge) in favor of an authorized institution (as defined in the Banking Ordinance (Chapter 155 of the Laws of Hong Kong)) for a bona fide commercial loan.

provided that in the case of each of clause (a), (b), (c) and (e) above, no filing or other public announcement by any party shall be required or made voluntarily during the Tencent Lock-Up Period in connection with the transactions contemplated therein; provided, further, that in the case of each of clause (e) or (f), any transferee that directly receives Tencent Lock-Up Securities agrees to be bound in writing by the terms of the lock-up agreement entered into by Tencent and delivers such writing to the Joint Sponsors (or, prior to their designation, the Company) prior to such transfer.

2.   This letter shall be governed by and construed in accordance with the laws of Hong Kong. We understand that the Company, the Joint Sponsors and the Joint Global Coordinators on behalf of the Underwriters are relying upon this letter in proceeding toward consummation of the Global Offering. We further understand that this letter is irrevocable and shall be binding upon our heirs, legal representatives, successors, and assigns.

3.  This letter may be executed in counterparts. Each counterpart shall constitute an original of this letter but shall together constitute a single document.

[signature page to follow]

IN WITNESS WHEREOF this Deed of Lock-up Undertakings has been executed and delivered as a deed on the date first mentioned above.

Signed, sealed and delivered by for and on behalf of HUANG RIVER INVESTMENT LIMITED	) ) )	/s/ Ma Huateng

in the presence of:

/s/ Lo Hau Ling
Name:	Lo Hau Ling
Title:	Administrative Officer

 [Signature Page in the Deed of Lock-up Undertakings]